Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of April, 2008 by and between Aerosonic Corporation, hereinafter called “the Company,” and Douglas J. Hillman, hereinafter called “Executive,” and provides as follows:

RECITALS

WHEREAS, the Company desires to hire Executive as President and Chief Executive Officer and Executive desires to serve in such capacity, subject to the terms provided herein; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Executive’s employment by the Company as hereinafter set forth.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.            Employment. Executive shall be employed as the President and Chief Executive Officer of the Company. He shall perform such services for the Company as may be assigned to Executive from time to time upon the terms and conditions hereinafter set forth. Executive shall report to the Board of Directors of the Company.

Section 2.          Term. This Agreement shall commence on April 22, 2008, (the “Effective Date”), and Executive’s employment shall be “at will” and may be terminated by Executive or the Company in accordance with Section 10 of this Agreement.

Section 3.          Exclusive Service. Executive shall devote his best efforts and full time to rendering services on behalf of the Company in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of the Company now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to a chief executive officer of a publicly traded company.

Section 4.          Salary. (a) As compensation while employed hereunder, Executive, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $200,000, payable on such terms and in a series of substantially equal installments according to the Company’s normal payroll practices. The Company’s Board of Directors, in its discretion, may adjust Executive’s base salary during the term of this Agreement.

(b)     The Company shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and the Company. The Company shall also withhold and remit to the proper party any amounts agreed to in writing by the Company and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(c)     Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Executive’s employment with the Company.

Section 5.          Benefits. Executive shall be entitled, as of June 1, 2008 to participate in or become a participant in any fringe benefits and employee benefit plans maintained by the Company for which he is or will become eligible on such terms as the Company’s Board of Directors may, in its discretion, establish, modify or otherwise change, consistent with the terms of any such employee benefit plan. Executive shall be entitled to four (4) weeks of paid vacation per year in accordance with the policies of the Company.

Section 6.          Stock Incentive Plan. Executive will be entitled to participate in the Company’s Stock Incentive Plan, as the Company’s Board of Directors, in its discretion, may decide and to the extent permitted under the terms of the plan.

Section 7.         Initial Stock Option Award. On or as soon as practicable after the date on which Executive commences employment, the Board of Directors shall grant to Executive options to purchase a total of 75,000 shares of Common Stock of the Company (the “Options”). The exercise price of the Options shall be the fair market value per share of Common Stock as set by the Board of Directors on the grant date. The Options shall be granted under the Company’s 2004 Stock Incentive Plan (the “Plan”). The Options shall be subject to the terms, provisions and conditions of the Plan. In the event that any provision of this Agreement respecting the Options shall conflict with the terms of the Plan, however, this Agreement shall control. The Options shall be incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted by law, and shall have a 10 year term. The Options shall vest and become exercisable annually over the first three years of employment, one-third per year, with the first such vesting to occur on the one-year anniversary of the Effective Date and subsequent vesting to occur on the same date in each of the following two (2) years, provided that Executive remains in the employ of the Company continuously through the applicable vesting date or as otherwise provided in this Agreement.

Section 8.           Bonuses. Executive will be eligible to earn a performance bonus of up to $100,000 per fiscal year, in cash, stock or other equity compensation (as determined by the Board of Directors), based on his achieving certain performance goals and metrics to be determined by the Company’s Board of Directors; provided, however, that Executive’s performance bonus, if any, for the fiscal year ending January 31, 2009, shall be prorated based upon the Effective Date. Unless the Company’s Board of Directors determines otherwise in its sole discretion, receipt of bonus under any such plan or program will not be guaranteed and will depend upon Executive’s and/or the Company’s performance.

Section 9.           Expense Account. The Company shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Company’s business. Such expenses will include business meals, out-of-town lodging and travel expenses, and membership dues and costs to attend meetings and conventions of business-appropriate organizations and associations. Additionally, the Company shall reimburse Executive for reasonable and documented out-of-pocket expenses related to the relocation of Executive from the State of North Carolina to Clearwater, Florida and house-hunting trips (collectively, the “Relocation Expenses”) in accordance with the Company’s policies and procedures, not to exceed an aggregate amount of $25,000. Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Company can adopt reasonable rules and policies regarding such reimbursement. Each approved reimbursement shall be made in no event later than December 31 of the year following the year in which the expense was incurred.

Section 10.         Termination. (a) Notwithstanding the cessation of Executive’s employment, the parties hereto shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party hereto which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Company to make payments of any vested benefits provided hereunder or pursuant to any Executive benefit plan maintained by the Company in which Executive participates at the time of such termination or the obligations of Executive under Sections 11, 12 and 13 of this Agreement.

(b)       Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Company or at any time by mutual agreement in writing.

(c)       This Agreement shall terminate upon the death of Executive; provided, however, that in such event, in addition to the compensation, (including salary and vested bonus, if any), accrued as of date of Executive’s death, the Company shall pay to the estate of Executive the salary which otherwise would have been payable to Executive from his date of death through then end of the month in which his death occurs in substantially equal installments at the time such payments would have been made in accordance with Section 4(a) beginning with the pay date of the first full payroll period beginning immediately following the death of Executive, subject to Section 25.

(d)       The Company may terminate Executive’s employment other than for “Cause,” as defined in Section 10(e), at any time upon written notice to Executive, which termination shall be effective immediately.

(e)       The Company shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for Executive’s personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Company’s assets, or a material breach of any other provision of this Agreement. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive any compensation or other benefits under this Agreement.

(f)        The Company may terminate Executive’s employment under this Agreement, after having established Executive’s disability, by giving to Executive written notice of its intention to terminate his employment for disability and his employment with the Company shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Executive shall fail to return to the full-time performance of the essential functions of his position (and if Executive’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Company or its insurers, and acceptable to Executive or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Company for the benefit of Executive, whichever shall be more favorable to Executive. Notwithstanding any other provision of this Agreement, the Company shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq. Upon termination for disability, Executive in addition to the compensation (including salary and vested bonus, if any) accrued as of date of this termination, will also receive in substantially equal installments the salary that would otherwise would have been payable to Executive through the end of the month in which such termination occurs at the time such payments would have been made in accordance with Sections 4(a) beginning with the pay date of the first full payroll period beginning immediately following the effective date of Executive’s termination of employment because of Executive’s disability, subject to Section 25.

(g)       In addition to the compensation (including salary and vested bonus, if any) accrued as of date of this termination, Executive is entitled to (i) severance pay of one (1) month salary for each month during the period of time that the provisions of Section 12 below are in effect, but in no event shall Executive be entitled to severance pay of more than six (6) months salary. Executive is not entitled to any severance if the termination is due to “Cause” as defined in Section 10(e). Payment of severance will be made in substantially equal installments according to the Company’s normal payroll practices as consistent with the payment of Executive compensation pursuant to Section 4(a).

Section 11.          Confidentiality/Nondisclosure. Executive covenants and agrees that any and all information concerning the customers, businesses and services of the Company of which he has knowledge or access as a result of his association with the Company in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Company, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Company. Such information shall expressly include, but shall not be limited to, information concerning the Company’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Executive shall deliver to the Company all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Company or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Company with the maximum protection. This Section 11 shall not be applicable to any information which, through no misconduct or negligence of Executive, has previously been disclosed to the public by anyone other than Executive.

Section 12.          Covenants Against Competition. Executive acknowledges that he will obtain from the Company valuable information regarding the business of the Company, and that the services to be rendered by Executive are of a special character which have unique value to the Company, the loss of which will not be readily calculable. Executive further acknowledges that the customers of the Company are located throughout the world, and the market of the Company has no defined geographic boundaries, so a business could be located anywhere in the world, and certainly within the United States, and compete with the Company. In view of the unique value to the Company of the services of Executive and in light of the confidential information to be obtained by or disclosed to Executive as hereinabove set forth, including access to the business plans and methods of operation of the Company, and as a material inducement to the Company to employ Executive, he covenants and agrees as follows:

(a)       Commencing with the date of this Agreement and continuing for a period of six (6) months after Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly, own, operate, manage, control or participate in the ownership, operation, management or control, or perform services of a nature substantially similar to those performed or provided by Executive for the Company during the last twelve months of his employment, to or for any person, firm, or other entity engaged in the business of providing products or services which are the same as, or substantially the same as, those provided by the Company at the time Executive’s employment ceases, and which are competitive with the Company (‘the Business”). The restrictions set forth herein apply only to those persons, firms, or other entities which are engaged in the Business within the Continental United States. Nothing herein shall prohibit Executive from working (i) for any person, firm or entity that is not in competition with the Company, or (ii) in any employment position in which he could not cause the Company any competitive harm.

(b)       Commencing with the date of this Agreement and continuing for a period of six (6) months after Executive’s employment ceases, Executive shall not, directly or indirectly, as a principal, agent, employer, employee, partner, consultant, or in any other capacity, solicit, divert from the Company or do business with any customer of the Company, either in whole or in part, for the purpose of providing any products or services which are the same as or substantially the same as, and which are competitive with, the Company products and services sold at the time Executive’s employment ceases. The phrase “customer” of the Company means any person or entity (i) to whom Executive has, directly or indirectly, provided services or products on behalf of the Company at any time during the 12 months preceding the cessation of Executive’s employment; (ii) to whom Executive had, directly or indirectly, either met, spoken or communicated with for the purpose of offering the Company’s services or products during the 12 months preceding the cessation of his employment; or (iii) any person or entity about whom Executive acquired material information based on his employment with the Company within 12 months of cessation thereof, and as to whom Executive has been informed that the Company will be or has been providing Company products or services.

(c)       Commencing with the date of this Agreement and continuing for a period of six (6) months after he ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly, recruit, solicit for employment or employ any person who was an employee of the Company at any time during the twelve (12) months preceding the cessation of Executive’s employment.

Section 13.          Remedies. Executive agrees that a breach of any of the covenants set forth in Sections 11 or 12 or their subparts would result in irreparable injury and damage to the Company for which it would have no adequate remedy at law; and Executive further agrees that in the event of such a breach, the Company shall be entitled to an immediate injunction to prevent such violations. In the event an action is brought in regard to the covenants set forth in Sections 11 or 12, the prevailing party shall be entitled to receive all costs and attorneys’ fees as a result of such breach.

Section 14.          Reasonableness of Restrictions. Executive has carefully read and considered the provisions of Sections 11 and 12 hereof and, having done so, agrees that the restrictions set forth in such Sections (including but not limited to, the time period of the restrictions, the geographic restrictions and the restrictions on the scope of activity set forth in Section 12 hereof) are fair and reasonable and are reasonably required for the protection for the interests of the Company, its officers, directors, and other employees.

Section 15.          Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of the State of Florida, without giving effect to its principles of conflict of laws.

Section 16.          Venue. Executive agrees that, at the option of the Company, any action brought to enforce or to test the enforceability of any provision of this Agreement, may be brought in either the United States District Court for the Middle District of Florida or the Circuit Court of Pinellas County, Florida.

Section 17.          Continued Validity. In the event that any of the provisions of Sections 11 or 12 (or their subparts) hereof shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provisions of Section 12 relating to geographic scope, time period and/or restricted activity shall be declared by a court of competent jurisdiction to exceed the maximum time period or restrictions on activities such court deems reasonable and enforceable, the parties agree that said geographic scope, time period, and/or other restrictions may be modified by the court in a manner which such court deems reasonable and enforceable.

Section 18.          Assignability. This Agreement shall be binding upon and inure to the benefit of the Company, and may be assigned by the Company to any person or firm who may succeed to the majority of the assets of the Company. This Agreement shall not be assignable by Executive.

Section 19.          Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Company to its registered agent or in the case of Executive to his last known address.

Section 20.	Entire Agreement.

(a)       This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)       This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 21.           Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 22.           Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 23.           Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 24.           Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. Notwithstanding the preceding, the Company shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

Section 25.           Delay of Payment. Notwithstanding any other provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, no payments (which are not otherwise exempt) may be made hereunder before the date which is six months after Executive’s separation from service or, if earlier, his death. Any amounts which would have otherwise been required to be paid during such six months or, if earlier, until Executive’s death, shall be paid to Executive in one lump sum cash payment as soon as administratively practical after the date which is six months after Executive’s separation from service or, if earlier, after Executive’s death. Any other payments scheduled to be made under this Agreement shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments described in this Section 25. Additionally, notwithstanding any other provision of this Agreement, Executive will only be entitled to receive payment on termination of his employment when the termination of employment qualifies as a “separation from service” within the meaning of Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal on the day and year first above written.

AEROSONIC CORPORATION

By: /s/ Donald Russell

Title: Donald Russell, Director

EXECUTIVE

/s/ Douglas J. Hillman

Douglas J. Hillman